Exhibit 99.1

NEWS RELEASE

8500 Station Street

Suite 100

Mentor, Ohio 44060

IMMEDIATE RELEASE

Gas Natural Inc. Completes Acquisition of Pipeline Assets in Maine

Acquisition strengthens Company’s presence in Maine and includes 189 miles of former liquid pipeline to be converted into natural gas use

MENTOR, OH, September 27, 2012 – Gas Natural Inc. (the “Company”) (NYSE MKT: EGAS), a holding company operating natural gas utilities serving approximately 70,000 customers in seven states, through its subsidiary Penobscot Natural Gas Company, Inc., closed on its previously announced acquisition of a leasehold interest in a 189-mile pipeline corridor easement running from Searsport to Limestone, Maine (“Loring Pipeline”) and various parcels of land. The purchase closed on September 25, 2012 for a total consideration of $4.5 million which was comprised of $2.25 million in cash and 210,951 shares of the Company’s common stock valued at a price of $10.67.

Richard M. Osborne, Gas Natural’s chairman and chief executive officer, commented, “Maine has long been identified as a strategic growth market due to the low penetration of natural gas as an energy source for power generation, industry and residential use. The predominate energy source in Maine is higher cost oil-based fuels. This acquisition represents a significant investment and expansion of our systems in Maine, and complements our existing service area, as the pipeline stretches from the eastern coast into northern Maine, crossing through our natural gas service area in Bangor.”

Mr. Osborne added, “We have successfully converted a former liquid pipeline to natural gas uses in Ohio and given that experience, we expect we can be equally successful in the recondition and conversion of the Maine assets. The conversion of this pipeline will be done in phases, and we believe will position us well to capture additional opportunities, specifically the industrial base in northern Maine as well as accompanying residential and commercial areas where natural gas is currently not available.”

Kenneth C. Fletcher, Director of Maine’s Energy Office, commented, “One of Governor LePage’s primary goals is to ensure that the citizens and businesses of Maine have energy choices that lower energy costs. It is very encouraging to hear that Gas Natural is willing to invest in Maine to bring natural gas to a previously un-served area of the state.”

On April 17, 2012, the Company entered into an agreement with United States Power Fund, L.P. (“USPF”), a private equity fund managed by Energy Investors Funds, to place a bid at a public auction on certain assets owned by Loring BioEnergy, LLC that were being foreclosed upon by USPF. On June 4, 2012 the Company attended the public foreclosure auction and was the successful bidder with a bid of $4.5 million.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 32 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, propane and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

Gas Natural Inc. Completes Acquisition of Pipeline Assets in Maine

September 27, 2012

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations:
Thomas J. Smith, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: tjsmith@ewst.com	Email: dpawlowski@keiadvisors.com

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